EXHIBIT 99.1

Third Quarter Conference Call
10/26/04

Jeff Baker:

Thank you and welcome to the Analysts International Third Quarter Conference Call.  Joining me for today’s call are Mike LaVelle, Chairman and CEO, David Steichen, Chief Financial Officer and John Bamberger, Chief Operating Officer.

This quarter marks our third consecutive profitable quarter and the most profitable quarter since the third quarter of the year 2000.  We’ve also had a number of key wins this quarter including the renewal of our IBM contract and being re-named as a supplier for one of the top five largest financial institutions in the United States.

Our strong third quarter results are a function of a long and concerted effort to build a lean and more competitive organization.  Mike, John and David deserve a lot of credit for taking the actions that allowed Analysts International not only to survive the downturn but also to emerge as a lean and competitive organization. And, while there is still a fair amount of work to be done, we’re beginning the transition from the ‘getting lean’ to the ‘getting mean’ phase.

Over the past few months, I’ve had a chance to meet with some of the industry leaders, a number of our customers and our employees in an effort:  (1) to better understand the industry dynamics and how our strengths and weaknesses align with what lies ahead; (2) understand how our business looks from the inside and validate many of my perceptions prior to joining the Company; and (3) to gain a sufficient understanding of the necessary actions to reposition the company for the future.  I was confident of the opportunity when I came into the company and I’m even more confident now that I’ve had the chance to complete the 90-day assessment.

Following that assessment, we embarked upon a long-term strategic planning effort and have begun assembling the action plan.  Our intent is to aim big.  We’ve already started implementing many of the changes, and there will be more to come.  And, while we aren’t ready to share the details of the plan, some of the things you can expect are:

•	A more well-defined and focused solutions business aligned around emerging and high-demand technologies. This will likely include a few small acquisitions to more fully round out our offerings around those technologies.
•	Building scale within the staffing business to better utilize operating leverage and deliver more competitive margins.
•	A more adaptive delivery model within our staffing business to serve a diverse client base more efficiently.
•	Redesign of some of our key business processes to further drive efficiency through better use of our existing technology.
•	Greater leverage out of our alliance relationships.
•	Implementation of new compensation plans to more properly align employee behavior with Company and shareholder objectives.

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Transformations of this nature are challenging, but they are much easier to achieve when you have the wind at your back.  It’s also easier to achieve when you have 3,000 people working towards the same set of goals.  We’ve developed some of that momentum, and I think it’s evident not only in our financial results but in the enthusiasm within the Company.  We’ve been open and regular in our communications with employees and consultants, and there’s a great deal of enthusiasm within the Company and people are excited about where we are headed.

We also want to create more openness and visibility with our shareholders.  We anticipate going on the road to meet with investors later in the 4th quarter to share the story on the future of Analysts International, and I look forward to the opportunity to meet many of you in person.  We will also be making a summary of that strategic plan available over the web sometime late in the 4th quarter.

Clearly, there are any number of challenges associated with achieving our goals, not the least of which is what we believe to be an undervalued transaction currency.  Some progress has been made on that front, but there’s more work to be done.  Analysts International is positioned as a lean and competitive organization with a strong balance sheet, strong customer relationships, a lot of talent and a market that is showing signs of recovery.  With hard work and focus on our plan I believe we can get there.

With that, I’ll turn it over to Dave to discuss the results of the quarter.

David Steichen:

Thank you, Jeff.

As we noted in our press release earlier today, we are pleased to announce that our third quarter has again yielded positive results in terms of quarter over quarter profitability growth.

As indicated, total revenue for the third quarter were $86.4 million, up 7.9% from the comparable quarter one year ago.  While this revenue is down one half of 1% from the second quarter, revenue per day actually increased from the second quarter.

Third quarter direct revenue of $72.0 million was essentially even with the second quarter and up nearly 4% from the comparable quarter last year.

The first two quarters of 2004 saw our long awaited return to profitability.  Today I am pleased to report that we have not only maintained our profitability for the third quarter but we have also built on the results of our first two quarters to increase our profits.  As reported in our press release, third quarter results exceeded our previously provided guidance, yielding a net profit of $1.3 million or 5 cents per share.

This compares to 3 cents per share reported in the second quarter and represents our fourth consecutive quarter of improving operational performance.  We are excited to report continuing profitability improvement and believe these results represent the beginning of a trend, putting Analysts International well down the road to recovery.

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Although we continued to experience intense competition on average bill rates throughout the third quarter, we managed to hold these rates relatively flat during that time.  As I have been indicating all year, while we are encouraged by our ability to hold bill rates flat or even slightly increase them, pricing pressures from our clients, increases in medical and other fringe benefit costs and increasing salary pressures from our consultants are continuing to add up to extremely tight margins. Although we managed a modest increase in our gross margin rates during the third quarter, these pressures are expected to continue to affect our operations for the duration of 2004, and will make meaningful improvements to our average bill rates and our average gross margins very difficult to accomplish.

At the end of the third quarter total company headcount was at 3045, up slightly from the end of the second quarter.  While we have seen an increase in the number of requirements coming from our clients and an increase in the number of placements we are making against those requirements, as the market for IT services jobs continues to improve, and competition for available resources intensifies, we are also seeing an increase in the number of consultants leaving Analysts International.

Technical headcount at quarter end continues to represent 86% of our total staff.

Sub-supplier revenue of $14.4 million was down $400,000 from the second quarter and up $3.8 million from the comparable quarter last year.  Overall, our sub-supplier activity, as a percent of total revenue, may fluctuate slightly from quarter to quarter.  While we do not expect a significant change in the current level of this activity during the remainder of 2004, these revenues are concentrated in a small number of our large national accounts, and a change in our status as a preferred provider in one of these accounts could significantly affect this revenue.

For the third quarter our revenue mix included 56% staffing, 27% solutions, and 17% sub-supplier.

The gross margin on our direct business offerings was 21.9% for the third quarter, up from the 21.4% reported in the second quarter and 20.5% reported in the comparable quarter last year.

This modest increase in gross margin over last quarter is reflective of a slight shift in our business mix away from extremely low margin contracts into contracts where better margins are available to us.  While our ability to effect this slight shift during the third quarter is encouraging, as I have mentioned, increasing pressures on bill rates and pay rates as well as the rate at which we are accruing for medical and other benefit related costs make continuation of this trend very challenging.

During the third quarter we continued to be extremely vigilant about controlling our operating costs, and our efforts are continuing to pay off.  Our third quarter SG&A expenses amounted to $14.9 million or 17.3% of revenue.

The total dollars spent in this area during the third quarter were essentially even with the second quarter and the comparable quarter one year ago.  As a percentage of revenue, however, our rate of expenditure has declined from 17.5% of revenue last quarter and 18.8% of revenue in the comparable quarter last year.

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The decrease in SG&A costs as a percentage of revenue is reflective of our ongoing efforts to improve operating efficiency and effectiveness.  Since the fall of 2003, we have made many organizational and management changes to help reduce our operating costs.

We continue to focus in this area and as revenues increase we expect to see significant economies of scale kick in, reducing our operating cost as a percentage of revenue even further.

For the quarter, we reported EBITDA of $2.2 million, up from $1.6 million reported last quarter.

Free cash flow was very strong during the third quarter, coming in at $1.9 million compared to $776,000 last quarter.

As was the case in the first two quarters, we have not recorded a provision for income taxes.  We maintain large reserves against our deferred tax assets.  As we continue to generate profits throughout 2004, we expect to reverse these reserves to negate any tax expense, which may otherwise have been recorded.

Absent the provision for taxes, this quarter produced a net profit of $1.3 million or 5 cents per share compared with net profit of $706,000 posted in the second quarter and a loss of $559,000 for the comparable quarter last year.

For the first nine months of 2004, we have recorded a net profit of $2.4 million compared to a net loss of $1.0 million recorded last year.  We are thrilled to be reporting improving profitability.  And we are looking forward to reporting annual profitability on our next call.

Our balance sheet continues to be strong.  Receivables of $61.9 million at the end of the quarter were up from $55.6 million reported at the end of 2003.  Working capital of $39 million was up $3.3 million from the end of the year.  And days sales outstanding of 63 days remain comparable to prior periods.

We ended the quarter with no debt on our balance sheet and a cash surplus of $3.5 million compared to $4.5 million at the end of 2003.

As reported during the quarter, on August 5, we signed an extension of our credit facility with GE Capital.  Under the terms of this amendment, the facility has been extended through October 31, 2006, the fees associated with the agreement were cut in half, and the borrowing rates were significantly reduced.  The amended facility is expected to save the Company approximately $330,000 in annual credit expenses.  Extending this credit facility addresses our financing needs as we look forward to aggressively growing the company.

This credit facility, with available borrowing of $32 million, was untapped at the end of the third quarter.  The level of available borrowings under this facility continues to remain high as our receivables collateral base has increased.

This line of credit is available for our use as continued growth and other business opportunities call for working capital and other investments.  We believe our cash reserves along with our unused credit facility can support the operating needs of our company.

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I’m excited to be able to report our fourth consecutive quarter of improving operations.  We believe the past four quarters represent a trend, and we expect revenue and profitability to continue to improve over time.

We are looking forward to the opportunities that lie ahead of us now that we have returned the company to a profitable position.  As we approach the end of our fiscal year, we now believe annual revenue for 2004 will be between $341 and $344 million.  Our guidance for fourth quarter places revenue between $82 million and $85 million, a slight decrease from the third quarter because the fourth quarter contains fewer billable days than the third, and consultant utilization during the fourth quarter is generally impacted by the holiday season.  With revenue at this level we expect to produce an operating profit between 3 and 4 cents per share in the fourth quarter.

With that I’ll turn the call back over to Jeff.

Thanks, Dave. Now John Bamberger will discuss the third quarter operations.

John Bamberger:

Thanks Jeff.  I’ll start by reviewing our current business operations.

Our Business Solutions practice had quarterly revenues of approximately $12.4 million, or 17.2% of direct revenues.  This is a decrease of approximately $216,000 from second quarter revenues.  Utilization for this business was approximately 85%, which is level with the second quarter.

Infrastructure Services generated revenues of over $11.5 million, or 16.0% of our direct revenues.  This is a decrease of approximately $638,000 from second quarter revenues.  Hardware revenue is included in Infrastructure Services revenue.  Hardware revenue decreased $761,000 from the second quarter to $3.7 million.  Accordingly, Infrastructure Services, net of hardware, increased approximately $123,000 over the second quarter.  Average utilization in this area is approximately 87%, which is level with the second quarter.

These business practices totaled approximately $23.9 million.  This represents 27.7% of total third quarter revenues and 33.2% of our direct revenues.

Technical Staffing produced direct quarterly revenues of over $48.1 million.  This is an increase of approximately $810,000 from the second quarter.  Staff utilization was approximately 94%, which is an increase of 2% from the second quarter.

This area accounted for 55.7% of our total revenues and 66.8% of our direct revenues for the quarter.

Our sub-supplier revenues were approximately $14.3 million.  This is a decrease of approximately $441,000 from second quarter revenues.  These are all pass-through revenues and associated fees provide minimal profit.  This area represents 16.6% of our total revenues.

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During the third quarter, we continued to pursue our three distinct markets for growth:

•	The Fortune 500s
•	Small and medium size businesses, and
•	Technology and product partners

We continued to be successful pursuing this strategy and following are some of the wins as a result of this focus.

In the Fortune 500 market:

•	We signed a master services agreement with a new customer that is a global provider of financial products and services for businesses and individuals. We began making staffing placements in September and looking forward to expanding our services there.
•	At certain companies, our first step towards gaining new staffing business is to become an approved vendor in a competitive situation. We won two competitive bids to become a tier one supplier and have started receiving requirements or placing engineers at a state government and a large utility.
•	A tier one supplier to the automotive industry hired Analysts to migrate their server operating system from Microsoft NT to Microsoft Windows 2003. The project includes site visits to more than 75 locations and will be completed by multiple deployment teams.
•	We more than tripled our year to date staffing activity at a producer of private label/store brand foods.
•	A manufacturer of construction equipment and engines hired Analysts to evaluate their e-commerce initiatives. Analysts has helped architect a plan to improve their customer interaction to fully utilize this medium.

Our second market is small and medium size businesses.  Some of our wins in this market follow:

•	We began making staffing placements at several new customers in the SMB market. The new customers come from various industries and include a transportation organization in the Forbes top 200 for privately held firms.
•	We continued to win new engagements with our IP/Tel installation and consulting services. Our wins in this practice are generally due to our ability to provide a more cost effective solution with greater functionality. Our activity with IP communication services continues to increase and we expect substantial growth from this practice.
•	Analysts won a PC desktop refresh engagement at an automotive supplier. Our services include bringing new desktop computers for users in Michigan and North Carolina, installing a new image and migrating data from the old machines to the new ones.

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Our third focus is to partner with hardware and software companies to sell and implement their products:

•	We partnered with Microsoft and won an engagement to provide architecture and implementation services for a Microsoft Sharepoint pilot. Such pilots usually lead to the roll out to the rest of the organization.
•	One of our Lawson solutions is a Wireless Inventory Manager. Partnering with Lawson, we sold this application to an electric utility. The Wireless Inventory Manager is designed to complement the Lawson application software and provides, amongst other things, a remote real-time look at inventory.
•	We continue to partner with CDW and obtain new business. A couple of those recent wins include a wireless site survey in Maryland to identify access points for a hospital. This will allow hospital employees to dispense prescriptions using handheld devices.

We also performed migration services for a skilled trades company to migrate their users to Microsoft Active Directory and Microsoft Exchange.

These are just some of the wins this past quarter.

Our activity with new opportunities appears to be increasing as we move into the fourth quarter.  I am optimistic about our business prospects and look forward to expanding our business.

Now, I’ll turn the call back to Jeff.

Jeff Baker:

Thanks John.  Now we will turn it over for questions.

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